Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-223562) of our report dated March 19, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of CorMedix Inc. and subsidiary as of December 31, 2017 and for each of the years in the two-year period then ended.   We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Friedman LLP
East Hanover, NJ

April 11, 2018